PRESS RELEASE

VANDA PHARMACEUTICALS ANNOUNCES PROPOSED $100 MILLION
CONVERTIBLE SENIOR NOTES OFFERING

ROCKVILLE, Md., - October 31, 2007 - /PRNewswire-FirstCall/ Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) announced today that it intends to offer, subject to market conditions and other factors, $100 million aggregate principal amount of convertible senior notes due 2014. This offering will be made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The interest rate, terms of conversion, offering price, registration rights and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes. The Company expects to grant the initial purchasers of the notes a 30-day overallotment option to purchase up to an additional $25 million aggregate principal amount of the notes.

The Company intends to use the net proceeds of this offering for the commercialization of iloperidone for the treatment of schizophrenia, the continuing development of the Company’s other product candidates, other research and development activities, and for working capital purposes.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda's plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others, a failure of Vanda's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda's product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda's report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com